Exhibit 4.2

energiUS Funds

INSTRUCTIONS TO SUBSCRIBERS

Checks for Units should be made payable to “energiUS Fund (fill in as appropriate): [I, II, III, IV, or V], LP” and should be given to the subscriber’s broker for submission to the Dealer Manager. The minimum subscription is $10,000. Additional purchases above such minimum may be made in increments of $10,000. Subscriptions are payable only in cash upon subscription.

Signature Requirement

Investors are required to execute their own subscription agreements. energiUS Management LLC, the managing general partner (the “Managing General Partner”) will not accept any subscription agreement that has been executed by someone other than the investor or, in the case of fiduciary accounts, someone who does not have the legal power of attorney to sign on the investor’s behalf.

General Suitability Requirement

Units, including fractional Units, will be sold only to an investor who has either:

• a minimum net worth of $225,000; or

• a minimum net worth of $60,000 and minimum annual gross income of at least $60,000.

Net worth shall be determined exclusive of home, home furnishings and automobiles. In addition, Units will be sold only to an investor who makes a written representation that he is the sole and true party in interest and that he is not purchasing for the benefit of any other person, or that he is purchasing for another person who meets all of the conditions set forth above.

Additional Requirements for Investors in Certain States

Additional suitability requirements are applicable to residents of certain states where the offer and sale of Units are being made as set forth below.

Arizona, Michigan, Ohio and Pennsylvania investors are not permitted to invest in the Units if the dollar amount of the investment is equal to or more than 10% of their net worth, exclusive of home, home furnishings and automobiles.

Notice to New Hampshire Subscribers

New Hampshire residents purchasing either limited or additional general partnership interests must:

• have a net worth, exclusive of home, home furnishings and automobiles of $250,000; or

• have a net worth, exclusive of home, home furnishings and automobiles of $125,000 and $50,000 of taxable income.

Limited Partner Subscribers

A Michigan or North Carolina resident must have either:

• a net worth of not less than $225,000, exclusive of his home, home furnishings, and automobiles; or

• a net worth of not less than $60,000, exclusive of his home, home furnishings, and automobiles, and estimated taxable income of $60,000 or more in the year of his investment without regard to an investment in a partnership.

Additional General Partner Subscribers

Except as otherwise provided below, a resident of Alabama, Alaska, Arizona, Arkansas, Indiana, Idaho, Iowa, Kentucky, Maine, Massachusetts, Minnesota, Nebraska, Nevada, New Mexico, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming who subscribes for Units of additional general partner interest must represent that he either:

• has minimum net worth, exclusive of his home, home furnishings and automobiles, of $225,000 without regard to the investment in the program and a minimum annual gross income of $100,000 or more for the current year and for the two previous years;

• has minimum net worth in excess of $1,000,000, inclusive of home, home furnishings and automobiles;

• has minimum net worth in excess of $500,000, exclusive of home, home furnishings and automobiles; or

• has minimum annual gross income in excess of $200,000 in the current year and the two previous years.

If the investor is a resident of Kansas, Michigan, Mississippi, Missouri, Oregon or South Dakota, he must represent that he either:

• has minimum net worth, exclusive of his home, home furnishings and automobiles, of $225,000 without regard to investment in the program and a taxable income of $60,000 or more for the previous year and the expectation of an annual taxable income of $60,000 or more for the current year and for the next succeeding year;

• has minimum net worth in excess of $1,000,000, inclusive of home, home furnishings and automobiles;

• has minimum net worth in excess of $500,000, exclusive of home, home furnishings and automobiles; or

• has minimum annual gross income in excess of $200,000 in the current year and the two previous years.

Special Notice to California Subscribers

A resident of California who subscribes for Units of limited partner interest must meet one of the following requirements:

• have net worth of not less than $250,000, exclusive of his home, home furnishings, and automobiles, and expect to have annual gross income in the year of his investment of $65,000 or more;

• have net worth of not less than $500,000, exclusive of his home, home furnishings, and automobiles;

• have net worth of not less than $1,000,000; or

• expect to have annual gross income in the year of his investment of not less than $200,000.

A resident of California who subscribes for Units of additional general partner interest must either:

• have net worth of not less than $250,000, exclusive of his home, home furnishings, and automobiles, and had during the last tax year, or expect to have during the current tax year, gross annual income of $120,000 or more;

• have net worth of not less than $500,000, exclusive of his home, home furnishings, and automobiles;

• have net worth of not less than $1,000,000; or

• had during the last tax year, or expect to have during the current tax year, gross annual income of not less than $200,000.

As a condition of qualification of the Units for sale in the State of California, each California subscriber through the execution of the Subscription Agreement acknowledges his understanding that the California Department of Corporations has adopted certain regulations and guidelines which apply to oil and gas interests offered to the public in the State of California and that the offering may not comply with all of the rules set forth in Title 10 of the California Code of Regulations, including rules pertaining to compensation, democracy rights and reports. Even in light of such non-compliance, by execution of the subscription agreement, each subscriber affirmatively states that he or she wants to invest in the Units.

California residents generally may not transfer Units without the consent of the California Commissioner of Corporations.

If a resident of California, you must represent (and do represent) that you are aware that: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

As a condition of qualification of the Units for sale in the State of California, the following rule is hereby delivered to each

California subscriber.

California Code of Regulations, Title 10, CH. 3, Section 260.141.11. Restriction on transfer.

(a)   The issuer of a security upon which a restriction on transfer has been imposed pursuant to Section 260.141.10 or 260.534 shall cause a copy of this section to be delivered to each issuee or transferee of such security at the time the certificate evidencing the security is delivered to the issuee or transferee.

(b)   It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of these rules), except:

(1) to the issuer;

(2) pursuant to the order or process of any court;

(3) to any person described in Subdivision (i) of Section 25102 of the Code or Section 260.105.14 of these rules;

(4) to the transferor’s ancestors, descendants or spouse, or any custodian or trustee for the account of the transferor’s ancestors, descendants, or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferee’s ancestors, descendants or spouse;

(5) to the holders of securities of the same class of the same issuer;

(6) by way of gift or donation intervivos or on death;

(7) by or through a broker-dealer licensed under the Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities law of the foreign state, territory or country concerned;

(8) to a broker-dealer licensed under the Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or selling group;

(9) if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner’s written consent is obtained or under this rule not required;

(10) by way of a sale qualified under Section 25111, 25112, 25113 or 25121 of the Code, of the securities to be transferred, provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

(11) by a corporation to a wholly-owned subsidiary of such corporation, or by a wholly-owned subsidiary of a corporation to such corporation;

(12) by way of an exchange qualified under Section 25111, 25112 or 25113 of the Code, provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

(13) between residents of foreign states, territories or countries who are neither domiciled nor actually present in this state;

(14) to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state;

(15) by the State Controller pursuant to the Unclaimed Property Law or by the administrator of the unclaimed property law of another state if, in either such case, such person (i) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (ii) delivers to each purchaser a copy of this rule, and (iii) advises the Commissioner of the name of each purchaser;

(16) by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities; or

(17) by way of an offer and sale of outstanding securities in an issuer transaction that is subject to the qualification requirement of Section 25110 of the Code but exempt from that qualification requirement by subdivision (f) of Section 25102;

provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

(c)   The certificates representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed thereon in capital letters of not less than 10-point size, reading as follows:

        ”IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.”

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